Exhibit 10.28

Lagniappe Ventures LLC
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.

February 12, 2020

Tiberius Acquisition Corporation
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.
Attn: Andrew J. Poole, Chief Investment Officer

Re:       Letter Agreement

Dear Andrew:

Reference is hereby made to that certain Business Combination Agreement, dated as of October 10, 2019 (as amended and as it may further be amended, the “Business Combination Agreement”), by and among Tiberius Acquisition Corporation, a Delaware corporation (including any successor thereto, “Purchaser”), Lagniappe Ventures LLC, a Delaware limited liability company, solely in its capacity thereunder as the Purchaser Representative (the “Purchaser Representative”), International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “Company”), Wasef Jabsheh in his capacity thereunder as the Seller Representative (the “Seller Representative”), and, pursuant to the execution and delivery of joinders thereto, International General Insurance Holdings Ltd., a Bermuda exempted company (“Pubco”), and Tiberius Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”). Any capitalized term used but not defined herein will have the meaning ascribed thereto in the Business Combination Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned parties hereby agrees as follows:

1.	Lagniappe Ventures LLC, a Delaware limited liability company (the “Sponsor”), agrees that, upon and subject to the Closing, Sponsor will forfeit one hundred eighty thousand (180,000) of its Founder Shares that are not Transferred Shares (as defined in the Sponsor Share Letter) or Sponsor Earnout Shares (as defined in the Sponsor Share Letter) under the Sponsor Share Letter (the “Forfeited Shares”). Upon and subject to the Closing, such Forfeited Shares will either be surrendered to and cancelled by the Purchaser, or will be acquired for no consideration for cancellation by Pubco.

2.	Purchaser represents that, on or prior to the date hereof, Purchaser has entered into that certain warrant purchase agreement with a certain holder of Purchaser public warrants, pursuant to which Purchaser will purchase three million (3,000,000) of its warrants (the “Warrant Purchase Agreement”), a true and correct copy of which has been made available to the Company. The Warrant Purchase Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, and, to the Knowledge of Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions.

3.	Purchaser shall use its reasonable best efforts to satisfy the conditions contained in the Warrant Purchase Agreement and consummate the transactions contemplated thereby. Purchaser shall not terminate, amend or waive in any manner adverse to the Company or Pubco the Warrant Purchase Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and Purchaser shall, except with the Company’s prior written consent, use its best efforts to enforce the Warrant Purchase Agreement in accordance with its terms.

4.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

5.	This Agreement (including the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

6.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Business Combination Agreement. Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to the address of the Purchaser Representative set forth in the Business Combination Agreement.

8.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 11.2, 12.3 through 12.8, 12.12 and 12.13, of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement. The parties acknowledge that waiver of claims against the Trust Account set forth in Section 11.1 of the Business Combination Agreement will apply to this Agreement and the transactions contemplated hereby.

9.	This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

LAGNIAPPE VENTURES LLC

By:	/s/ Michael Gray
Name: Michael Gray
Title: Managing Member

Accepted and agreed, effective as of the date first set forth above:

TIBERIUS ACQUISITION CORPORATION
a Delaware corporation

By:	/s/ Andrew Poole
Name: Andrew Poole
Title: Chief Investment Officer

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.
a company organized under the laws of the Dubai International Financial Centre

By:	/s/ Wasef Jabsheh
Name: Wasef Jabsheh
Title: Chief Executive Officer

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.
a Bermuda exempt company

By:	/s/ Pervez Rizvi
Name: Pervez Rizvi
Title: Director

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